13-February-2024
LCI Industries (LCII)
Q4 2023 Earnings Call

CORPORATE PARTICIPANTS

Lillian D. Etzkorn – Chief Financial Officer & Executive Vice President, LCI Industries
Jason Douglas Lippert – President, Chief Executive Officer & Director, LCI Industries
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OTHER PARTICIPANTS

Scott L. Stember – Analyst, ROTH MKM
Fred Wightman – Analyst, Wolfe Research LLC
Daniel Moore – Analyst, CJS Securities, Inc.
Michael Swartz – Analyst, Truist Securities, Inc.
Craig R. Kennison – Analyst, Robert W. Baird & Co., Inc.
Patrick Buckley – Analyst, Jefferies LLC
Brandon Rollé – Analyst, D. A. Davidson & Co.
Tristan M. Thomas-Martin – Analyst, BMO Capital Markets Corp.

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MANAGEMENT DISCUSSION SECTION

Operator: Hello, everyone, and welcome to the LCI Q4 2023 Earnings Call. My name is Emily and I’ll be coordinating your call today. [Operator Instructions] I will now turn the call over to our host, Lillian Etzkorn. Please go ahead.
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Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Good morning, everyone, and welcome to the LCI Industries fourth quarter and full year 2023 conference call. I am joined on the call today by Jason Lippert, President and CEO; and Kip Emenhiser, VP of Finance and Treasurer. We will discuss the results for the quarter in just a moment.

But first, I would like to inform you that certain statements made in today’s conference call regarding LCI Industries and its operations may be considered forward-looking statements under the security laws and involve a number of risks and uncertainties. As a result, the company cautions you that there are a number of factors, many of which are beyond the company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are discussed in our earnings release and in our Form 10-K and other filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements except as required by law.

So with that, I would like to turn the call over to Jason.

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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Thanks, Lillian. And good morning, everybody, and welcome to our fourth quarter and full year 2023 earnings call. Last year proved to be an eventful year for Lippert as we work to extend our position as an industry leader while navigating a challenging environment around the RV and marine businesses. Despite continued softness in the RV industry throughout 2023, along with a slowdown in the marine industry in the second half our consistent execution on diversification priorities and steadfast commitment to operational discipline helped to lift our performance. As we face these headwinds our teams took action by leveraging our operational expertise, deep customer relationships, and robust culture of innovation to drive the business forward.

Looking at the full year, we closed 2023 with $3.8 billion in revenues declining year-over-year from last year’s $5.2 billion in revenues due largely to lower RV OEM and marine industry production levels as dealers work to right-size inventories in both markets. That said, it is important to emphasize the durability of our business. As many of you know, we have significantly diversified Lippert beyond recreational vehicle into transportation vehicles, marine, automotive, residential, and the related aftermarkets as well as into Europe. And that effort is now paying dividends. In fact, over the past five years, we have successfully executed our strategic playbook by growing revenues in new markets by nearly 60%, which has bolstered our diversification. And this quarter, that growth was underscored by the strength of our growing aftermarket businesses.

To be clear, these results would not have been possible if we focused our attention on the RV space alone. Instead, by applying our core manufacturing competencies to gain a foothold in adjacent markets, we have created a range of what we believe are countercyclical revenue streams with a combined $11 billion plus in total addressable growth opportunities. We’re working hard to continue to grow these opportunities both organically and through acquisitions. Net sales from acquisitions completed in 2022 and 2023, the majority of which are focused outside of North American RV, contributed approximately $74 million of revenue in 2023. Looking ahead, customer demand for our high quality, innovative content has resulted in new business commitments for 2024 of approximately $200 million net of any business losses.

Moving forward, we continue to prioritize making improvements to our operations and optimizing our cost structure to support the long-term profitability of our business. We believe we have invested more capital into automation than any other player in the space, totaling over $100 million over the last few years. With the added benefit of 20,000 continuous improvement projects completed in 2023, we have improved our flexible and efficient manufacturing footprint through which we can quickly adjust production in line with constantly shifting demand levels in the cyclical market.

Additionally, we worked through the last few quarters to consolidate certain facilities and decrease fixed costs. We believe that our advanced manufacturing capabilities serve as a major competitive moat for our business that would take decades for any competitor to replicate, while also positioning us to drive profitable growth as RV and marine OEM production begin to normalize in the coming quarters.

Despite our great progress in reducing operating costs, we are constantly exploring opportunities to drive margin improvement. We also have been focused on strengthening our balance sheet, reducing inventories by $261 million this year, and delivering $527 million in cash flows from operations in 2023. This disciplined approach has further solidified our financial profile and balance sheet during a very challenging period. Establishing a stable foundation that should allow us to weather any near-term challenges and capitalize on growth opportunities that lie ahead.

During the fourth quarter, content per towable RV decreased from the prior year to $5,058, while content per motorhome RV for the quarter was $3,506. Similar to the prior quarters, these content declines can largely be attributed to index pricing reductions versus actual reductions for any of our content. Excluding the impact from index pricing, we saw market share content gains of 8.5%, largely driven by our consistent focus on new products and market share wins.

Looking at 2024, we anticipate that $130 million of the $200 million in new business I mentioned earlier will be RV, new market share, and content gains. While RV unit selling prices have declined. I want to again emphasize that we do not anticipate much of any impact from de-contenting trends, as our stickiness is driven by several factors from axles, chassis, windows, furniture slides, leveling and beyond, we have built a reputation on creating essential and innovative products for RVs that cannot easily be removed or replaced by another supplier. We believe that our domestic manufacturing footprint also adds significant value for OEMs and sets us apart from other suppliers, domestic and international.

Our domestic factories typically require just a week lead time in order to supply product to our customers in our markets. For many customers, we often build products on demand for emergency needs, which products can be completed in a day or two. We’re easily able to provide inventory to OEMs on a just-in-time basis where if they were to order these same parts from overseas suppliers, our customers would need to plan out much further than they do now, as well as carry much more inventory, which often leads to obsolescence.

Additionally, we have a team of highly trained technicians that travel across the nation to help our dealers with service and train in all of our products, a unique capability not many of the suppliers have. We have found that dealers value this servicing capability to the point that they will push OEMs to use Lippert content versus our competitors that cannot provide the same support. This fact is even more relevant on some of our more complex products we build.

There’s been a lot of talk about competition lately, as well as customer verticals, and our response to that is simply this. In the last 30 years, I’ve had the privilege to help lead this business. We’ve developed a great strategy with amazing teams, and we have a great track record of winning business. Competition isn’t new for us. We feel we are great at beating competitors as our market share and history prove that we win more battles than we lose. And while we can’t predict the future, we do know that our strategy and teams have a successful recipe to win competitive battles.

We’re also confident in our ability to continue growing our market share, both in RV and across adjacent markets. Our deep rooted and industry relationships, broad portfolio of innovative products, and reputation for best-in-class, quality, and service have helped us create value in a way we believe cannot be replicated. Despite lingering chatter around heightened competition and new entrants, these differentiators have and should continue to keep us positioned as an industry leader, while driving long-term market share expansion.

Now I’d like to highlight some of our recent announcements. First, we established Amerimax for Mobility, a new joint venture with Euramax for Mobility, Europe’s leading supplier of aluminum products for RVs. This partnership combines our well-established North American RV connections with Euramax’s vast manufacturing knowledge to provide one of the most diverse product catalogs with industry leading customer service to a broader range of recreational and transportational vehicle customers.

We will soon be announcing some exciting new products that this joint venture will launch for RV OEMs in an effort to change the game for metal siding on RVs. Secondly, we teamed up with Keystone Cougar, the bestselling fifth-wheel in the country, to showcase our ABS brake technology on Cougar RVs at the Tampa RV SuperShow last month. Posted on a racetrack in Tampa, we gave a live demonstration to RV Ambassadors and Keystone RV leadership on how much of a difference ABS can make for safely towing both travel trailers and fifth-wheels in adverse road conditions. We’re excited to continue finding new ways like these to partner and collaborate with well-known brands and bring even more innovative content to the outdoor recreation markets.

Now on to aftermarket. Our aftermarket net sales were $881 million for the year, down 1% compared to 2022, yet up 10% in the fourth quarter as we continued to expand market share. We are proud to have achieved a 370-basis-point increase in operating margins for the full year due to improved mix, along with tailwinds from continued operational efficiencies. With millions of vehicles entering the repair and replacement cycle in the coming years, our aftermarket will have some amazing opportunities. As our OEM market share has increased substantially over the last 10 years and all of our core product offerings, it stands to reason that more and more aging units enter the repair and replacement cycle in the near-term, they will ultimately require more Lippert replacement parts in the aftermarket. Lippert, CURT, Ranch Hand, Solera, and Furrion are just a few of our popular brands that are playing critical roles and fueling this bottom line strength and top line growth.

Our automotive aftermarket brand, CURT, sold just shy of 1 million hitches during the year, a 6% increase over 2022 and continues to account for just over half of our total aftermarket sales. Appliances remain a massive opportunity in products like Furrion water heaters, refrigerators, and air conditioners have seen double-digit market share gains in the last 12 months. Looking ahead, we expect to see gains in mattresses, furniture, and awnings as consumer refurnish used RVs.

Most people don’t realize that the used RV market sales are on average over 600,000 to 700,000 units per year, which represents a huge opportunity for our aftermarket products and services. Our steadfast focus on service has also continued to fuel our growth. In addition to providing support through our large, dedicated service center, we are always looking for ways to engage customers and dealers, gathering feedback to improve our products. We’ve had amazing success with using the Lippert Technical Institute to host maintenance trainings for technicians and RV owners alike, helping people to learn how to extend the life of their vehicle and fix issues so they can spend more time on the road and help others along the way.

During the quarter, we also returned to the Stuttgart Retail Show, connecting with European consumers to unveil some recent Furrion appliance and other innovations. Events like this along with our other initiatives like Lippert Scouts, the Campground Project, the Lippert Ambassadors, they help us to build our relationships with the well-connected outdoor community, driving trust and long-term loyalty to the Lippert brand.

Turning to the North American adjacent markets, 2023 revenues were down only 8% compared to the prior year. This decline was primarily due to softness in the marine retail environment, particularly impacting pontoon sales, where we sell the majority of our marine content. Marine production dropped sharply in the fourth quarter as OEMs began working to right-size inventory channels. We’re expecting this softness to continue into the next two quarters of 2024, with marine sales likely to decline for the year. That said, we do expect a shorter downturn in marine versus what we have seen in RV, and we will focus resources this year to continue to develop new marine products as well as tighten efficiencies and processes.

This year alone, we expanded our marine product catalog with products like our shallow water anchor systems, glass systems, thrusters, new seating, and electric biminis for many classes of boats. We plan to continue these types of innovations in 2024 to bolster ongoing organic content growth. We’re seeing strength in our other adjacent markets like transportation, supported by acquisitions like Besser and MTP. Outside of these acquisitions, we continue to successfully expand into other adjacent areas by leveraging our existing manufacturing competencies from our other core businesses.

Our residential windows as well as our axle products continue to gain share. And the recent launch of our first transit bus seating product and bus chassis stretching is off to a great start. We’re also making solid traction through our partnership with ATW which is on the path of contributing 1 million axles annually. We’ve also nearly completed construction and rollout of equipment of our world-class glass and acrylic processing center. With approximately $65 million in automated equipment and building space under one roof, we soon will be able to process hundreds of thousands of pieces of glass per month for the housing, RV, marine, powersports, and commercial glass industries. This fully automated facility is the future of our window and glass processing and should give us significant moat relative to any other competitor out there. This project is one of many that demonstrates our ability and willingness to invest in the future of quality manufacturing.

Moving outside of North America, our international business grew 4% as supply chain headwinds decreased abroad, driving increased shipments to meet pent-up demand. Products like our pop tops, acrylic windows, bedlifts, doors, electronics, and skylights continue to highlight how our international footprint works as an incubator for innovation across our brands. These products have the potential to bolster our competitive advantage in the US as they continue popularity with US OEMs.

We also initiated a new leadership structure in the Europe business, elevating four seasoned leaders with extensive backgrounds in these recreation markets who will strive to take our international presence to the same leading position we have in North America. As you all know, innovation acts as one of the primary drivers of our content expansion. We have invested in our R&D capabilities at what we consider to be an unparalleled rate that we believe will continue to help us develop world-class products and keep our competitive edge.

More importantly, we are also focused on making improvements to existing products, adding more content at a higher price point. This gives us a massive long-term opportunity to drive content growth, as there are numerous products in our portfolio that we’re able to improve upon. Further, these are typically unique products that are both integral to vehicles and cannot be commoditized helping us avoid de-contenting by OEMs.

A prime example of our innovative capabilities driving our market share expansion can be seen in our transformational ABS system I mentioned earlier. ABS brakes were not readily available or affordable in the US for RV production until we brought them to market. Since launching, we now have about 10 high profile RV brands using ABS with more in process of committing to it, growing our market share into the double-digits with a total addressable market of $150 million to $200 million. We are finding that RVers vastly prefer having ABS on their vehicles to the added level of safety and peace of mind it provides helping us gain traction with the OEMs.

In addition to ABS, we launched several products in 2023 that have great momentum heading into 2024. Some of the more notable developments were our 4K Window series with integrated shades, a new high capacity quiet AC we call the chill pill, new leveling, bus seating, furnaces, a new line of electric biminis and so much more. In 2024, one of our largest innovation announcements is that we are launching a brand new line of slide outs for OEMs. As we expand our portfolio, we plan to continue introducing innovative products that cater to a wide range of customer needs, which should drive long-term content growth while expanding our presence and impact across the recreational markets.

We believe that our enduring success all stems from our strong culture. This starts at the top where we have skilled empathetic leaders dedicated to fostering team members’ professional and personal growth. We’ve implemented several programs to foster development, leading to one of the highest retention rates in the industry. Over the years, we have found that higher retention has a direct and meaningful impact on quality, safety, efficiency, and innovation, all things that we believe are very critical for any good business.

Externally, we are actively engaged, supporting the communities where we work and live. In 2023, our team members contributed over 125,000 hours of community service worldwide involving numerous charitable organizations. We are proud to note that around 75% of our 12,000 strong workforce participated in at least one of these service events throughout the year. As we aim to enhance our collective impact, we hope to inspire other organizations to contribute similarly to their communities.

We delivered what we consider to be an amazing cash generation of $527 million operating cash flow in 2023. Considering the challenging conditions we have been working through and we expect to keep up this progress in 2024. In turn, we have strengthened our balance sheet, maintained ample liquidity, while paying down $277 million in debt. While we cut down capital expenditures, we are continuing to prioritize spend in R&D, automation, operational excellence, M&A, and other high return investments to support profitable growth for our business.

In closing, I would like to thank all of our team members across the globe for their dedication to overcoming significant challenges and moving our business forward over the last year-and-a-half. Any good business that experiences extreme cyclicality can’t make it through without great teams, and I believe we have the best. I’m incredibly encouraged by the development I’ve witnessed in our teams over the past year, both personally and professionally, as we work together to serve customers and deliver value to all of our stakeholders. We look forward to continuing this progress as we position Lippert for growth in 2024.

I’ll now turn to Lillian Etzkorn, our CFO, to give more detail on our financial results. Lillian.

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Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Thank you, Jason. Our consolidated net sales for the fourth quarter decreased 6% to $838 million compared to the prior year period, primarily impacted by a reduction in North American RV and marine production, as well as decreased selling prices, which are indexed to select commodities partially offset by acquisitions. Our operational improvements and diversification strategy has partially mitigated the impact seen from lower wholesale shipments in the quarter. Sales to North American RV OEMs declined 11%. Excluding both North American RV OEM and marine OEM, our business increased 8% compared to the prior year period.

Our diversification strategy and continued pursuit of operational improvements had not only provided near-term support, but a strong platform to drive long-term growth. The decline in Q4 2023 sales in North American RV OEMs was again driven by a decrease in wholesale shipments, which was influenced by current dealer inventory levels, inflation, and rising interest rates. Content per towable RV unit decreased 17% to $5,058, while content per motorized unit decreased 14% to $3,506 compared to the prior year period. Again, these content declines are largely attributed to index pricing pass-throughs versus elimination of Lippert content.

We have continued to increase our organic content and market share through our focus on innovation. In Q4 2023, our organic growth contributed approximately 5.4% year-over-year LTM content per unit. Sales to adjacent industries declined 9% versus the prior year, driven by the 41% decrease in marine sales. Marine content per powerboat decreased 27% to $1,244, primarily due to price decreases associated with year-over-year declining input costs and changes in product mix. However, sales were positively impacted by acquisitions and pricing adjustments for our transportation products.

Q4 2023 sales to the aftermarket increased 10% compared to the prior year period, driven by increased repairs and replacements and continued growth in automotive products, helping to illustrate the countercyclical nature of the business. International sales increased 4% year-over-year as supply chain headwinds decreased abroad, driving increased shipments to meet pent up demand. This increase was also driven by an estimated 2% positive impact for exchange rates in the quarter.

Gross margins were 19.2% compared to 16.4% in the prior year period, primarily due to positive mix shift on lower sales volume, partially offset by the timing of sales price reductions contractually tied to commodity prices. Operating margins increased compared to the prior year period, driven by decreased material commodity cost and effective fixed cost leverage. The aftermarket business delivered solid operating profits in the quarter at 8%, which is an 860 basis point improvement over the prior year. GAAP net loss in Q4 of 2023 was $2.4 million or $0.09 loss per diluted share. This is compared to a net loss of $17.1 million or $0.68 loss per diluted share in Q4 of 2022. EBITDA increased 248% to $35.6 million for the fourth quarter compared to the prior year period.

Moving on to full year 2023 results. Sales to North American RV OEMs decreased 47% to $1.5 billion, driven by decreased wholesale shipments. Sales to North American adjacent markets decreased 8% to $1.1 billion in 2023, driven by softened marine production. North American Aftermarket decreased its total sales by 1% to $814 million, while international sales increased 4% to $414 million compared to the prior year period. Acquired revenues were approximately $73.6 million for the full year of 2023.

Non-cash depreciation and amortization was $131.8 million for the year ended December 31, 2023, while non-cash stock-based compensation expense was $18.2 million for the same period. We anticipate depreciation and amortization in the range of $130 million to $140 million during the full year 2024. For the 12 months ended December 31, 2023, cash generated from operating activities was $527 million, with $62 million used for capital expenditures, $26 million used for business acquisitions, and $106 million returned to shareholders in the form of dividends. We have had a strong focus on generating cash and continuing to improve working capital, with an emphasis on decrease in inventory. This has resulted in a decrease in inventory of $261 million in 2023.

We made net repayments on our long-term debt of $277 million in 2023, including prepayments of $37.5 million under term loan principal. These term loan prepayments were applied to pay in full the scheduled principal amortization payments through Q1 of 2025 and are projected to save us approximately $1.9 million in annual interest expense based on the rates in effect at the end of 2023. At the end of the fourth quarter, we had an outstanding net debt position of $781 million, which is 2.7 times pro forma EBITDA, adjusted to include LTM EBITDA of acquired businesses and the impact of non-cash and other items as defined in our credit agreement.

Overall, we are seeing positive signs in total revenue both sequentially and year-over-year. For the month of January, sales were up 13% to $308 million versus January of 2023, primarily due to more RV production days in 2024 compared to the prior year. This was partially offset by a significant decline in marine sales in the month compared to 2023. We are expecting marine softness to continue into the next two quarters of 2024, with marine sales likely to decline for the year. We are pleased to see February RV orders increase and anticipate that these positive trends will continue throughout 2024.

During the year, we will also continue to grow the aftermarket and adjacent businesses through both organic and inorganic methods, while the RV industry regains its footing. Regarding RV wholesale shipments, we estimate a full year range of 325,000 to 350,000 units. As we look forward, we are focused on maintaining a strong balance sheet and targeting a long-term leverage of 1.5 times net debt-to-EBITDA. For the full year 2024, capital expenditures are expected to be in the range of $55 million to $75 million. We are confident in Lippert’s ability to deliver long-term profitability and value for all of our stakeholders. Our strategic approach, coupled with investments in innovation facilities and our team, will further drive our success and enable us to achieve long-term, sustainable, profitable growth.

That is the end of our prepared remarks. Operator, we’re ready to take questions. Thank you.
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QUESTION AND ANSWER SECTION

Operator: Thank you. We will now begin the question-and-answer session. [Operator Instructions] Our first question today comes from the line of Scott Stember with ROTH MKM. Scott, please go ahead.

<Q – Scott Stember – ROTH MKM>: Good morning, guys, and thanks for taking my questions.

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Scott Stember – ROTH MKM>: Can you remind us about how the indexing, the timing, all the mechanics work? How often do you go back to the OEMs to talk price and what’s the tell here? How far into 2024 should we expect to see headwinds as you return price?

<A – Jason Lippert – LCI Industries>: Yeah, yeah. That’s a good question. We’re indexed on steel and aluminum, as you know. So those just happen without any conversations. And we just follow the indexes on those two commodities. So steel, we’ve seen a trending down in price last quarter and this quarter. And what we’re giving back to our customers. We’ll see that increase again where they’ll actually get some increases on steel in Q2 as steel went down to low-30s and now it’s back up into the mid-50s. And then aluminum stayed pretty consistent. So there hasn’t been a whole lot of movement on aluminum and we might maybe index more than other businesses out there. So the good of it is, is we just don’t have to go and have those conversations with our customers on a regular basis with respect to the steel commodity related products. The rest of it’s just kind of, as we see commodities moving up to need price or to give price back, then we have those conversations with our customers. But steel and aluminum, they’re fixed on the indexes.

<Q – Scott Stember – ROTH MKM>: Right.

<A – Lillian Etzkorn – LCI Industries>: And to add a little color also from the content, as we’ve talked in the past couple of quarters, the index pricing is still materially impacting that change in content per unit on a trailing 12-month basis. The fourth quarter kind of consistent with what we had talked about in the last call was also mid-teens in terms of the percent giveback impact on the content number.

<Q – Scott Stember – ROTH MKM>: Got it. And then my next question and I’ll go back into the queue is on the first quarter. Just trying to make sense of some of the puts and takes as far as sales and will we be profitable in the first quarter?

<A – Lillian Etzkorn – LCI Industries>: So in terms of – yes, that’s the expectation here. In terms of expectations from a sales perspective, so as we’re starting the year, RV is coming back. As we indicated, January, we returned back. We had good production up versus last year. Expect RV to continue to trend well as we move through the quarter. That said, marine is definitely a significant headwind. We had a very strong first quarter in 2023. We are materially off that in January and expect that to continue. We’re down anywhere from 40% to 50% in marine when we compare it to last year. So from a net-net perspective, I would expect revenue bottom line to be up sequentially from fourth quarter, but we will be down versus 2023 because of that marine softness.

<A – Jason Lippert – LCI Industries>: And Scott, we’ve had January results in. So we were profitable in January. We know January. February, revenues look very similar to January at this point in time, at least from an RV perspective. And if you look at March and we’ve got certainly our visibility into March, we’re seeing RV OEMs increase some days of production, which in some cases will be 20% for some of those and others that are flat and others that are just adding a few units a week to their production schedule. So January and February look pretty consistent with one another. March looks like it’ll be up a little bit. So it looks like, like we’ve said all along and we know that what goes down must come up and it feels like we’re starting to come off the bottom. At least in March, we’ll certainly see a little bit more volume in RV. Is that helpful?

<Q – Scott Stember – ROTH MKM>: No, very helpful. So just to be clear, profitability would be lower than last year’s first quarter?

<A – Jason Lippert – LCI Industries>: But we’re not through with the quarter yet. Yeah.

<A – Lillian Etzkorn – LCI Industries>: Yeah. What I’d say from a margin...

<Q – Scott Stember – ROTH MKM>: Okay. I was just trying to get...

<A – Lillian Etzkorn – LCI Industries>: Yeah. So what I was saying from a revenue perspective, Scott, I would revenue to be lower overall because of the marine softness offsetting some of the...

<A – Jason Lippert – LCI Industries>: Say flat to lower.

<A – Lillian Etzkorn – LCI Industries>: Yeah, flat to lower.

<Q – Scott Stember – ROTH MKM>: Okay.

<A – Lillian Etzkorn – LCI Industries>: And then from a margin perspective, I would expect us to be a little bit better than where we were last year in the first quarter.

<Q – Scott Stember – ROTH MKM>: Okay. Perfect. Thanks so much, guys.

Operator: The next question comes from Fred Wightman with Wolfe Research. Please go ahead.

<Q – Fred Wightman – Wolfe Research LLC>: Hey, guys, good morning. I just wanted to maybe clarify something on the shipment outlook for 2024. I believe it’s unchanged versus what you guys have talked about last quarter. But Jason, you’ve also talked about some of the disconnect between what the RVIA reports in terms of shipments versus what’s actually produced. So can you just sort of level set, if we think about the 313,000 that the RVIA reported for 2023, what you think the actual production number was and maybe how to evaluate that against your 325,000 to 350,000 outlook for 2024?

<A – Jason Lippert – LCI Industries>: Yeah, yeah. And that’s good. I’m glad you’re bringing that up because we wanted to make the point anyway. It’s just important, like you said, to consider wholesale production versus wholesale sales. So they reported last year, the 313,000 or whatever the number ended up to be, we feel the number in terms of units produced because they sold a bunch of units in 2023 that were actually built in 2022 that we would have built components for in 2022. So we feel that delta was a production number of maybe to 280,000 to 275,000, somewhere in there. It’s clear enough to put it in a short range. So we feel that even if the – even if on the low end, you’re at the low end of our 325,000 to 350,000 on RV, we could see another 35,000 to 45,000 units of what we will produce this year from a wholesale perspective different than last year. So I think that that’s – those are the puts and takes. We’re not seeing it. This January, January was up a little bit. But from a seasonality perspective, I think that like I said, March, April, May, June, these dealers are going to need product. And that’s what we’re going to see more of the bump to get us closer to that 325,000 and north number, whatever number you’re picking. But yeah, from a production perspective, it feels like at the low end of our scale, we’re 35,000 to 45,000 units more, more units that we’ll produce components for this year than last year, which is significant.

<Q – Fred Wightman – Wolfe Research LLC>: Okay. That’s helpful. And then just thinking about the...

<A – Jason Lippert – LCI Industries>: Is that helpful?

<Q – Fred Wightman – Wolfe Research LLC>: Yeah, no, that’s great. Just thinking about the January and February commentary. I mean, basically every other consumer company has talked about some impact of weather in January. Is there anything that you would call out there that we should keep in mind? Either days that got cut that are reflected in that January number, incremental days in February, anything that stood out from a weather impact perspective?

<A – Jason Lippert – LCI Industries>: There was a weather impact for sure. There was a few days of shut down. But the OEMs made some of that back and then some of it they didn’t. Some of those days fell in inventory days. So there might have been a little bit of impact there. But I would say that year-over-year, we’re always seeing weather related impacts a day or two here or there. And it’s usually in January or February, so...

<Q – Fred Wightman – Wolfe Research LLC>: Fair enough. Thanks a lot.

Operator: The next question comes from Daniel Moore with CJS Securities. Please go ahead, Daniel.

<Q – Dan Moore – CJS Securities, Inc.>: Perfect. Thanks, Jason. Thanks, Lillian, for taking questions. First on the marine side, that down 40% to 50% that you described. Is that all production, are your customers managing down their inventories, or is it – do you sell to that more just-in-time similar to RV?

<A – Jason Lippert – LCI Industries>: Yeah, we’re for sure just-in-time. But I think that the – the down side that we’re seeing there is partially similar to what we saw with RVs, where inventories are starting to be adjusted at the dealer level and OEMs just aren’t building. So you’ll probably see a little bit more sell-through on the retail side, which will impact both the OEMs and our production on marine. So...

<Q – Dan Moore – CJS Securities, Inc.>: Understood. That’s helpful. And then maybe just you talked about it in roundabout terms, but just your expectation for content growth in RV as well as marine, kind of H1 versus the full year 2024. Do you expect positive growth for the full year and is pricing more likely to be a headwind at least for the first half?

<A – Jason Lippert – LCI Industries>: We maintain the – if you eliminate the indexing puts and takes out of whatever the content number is, our ability to continually organically grow content of 3% to 5% to 6% somewhere in there, just depends on what we’re launching and how the OEMs adapt and bring in our new products. So we feel like we can positively grow organic content on a consistent basis. And we’ve demonstrated that over the over history.

<Q – Dan Moore – CJS Securities, Inc.>: Okay. One more little in the weeds, but the glass and acrylic factory, can you maybe talk a little bit about some of the newer end markets you’re targeting with that capacity and capabilities? And what does the total TAM look like relative to the revenue you’re currently generating out of there? Thank you.

<A – Jason Lippert – LCI Industries>: Yeah, we don’t have a good skin in the last piece. We don’t have a TAM on there yet because we’re in early stages. But we’ve got probably three-fourths of the factory running. So we’ve been kind of installing it in pieces. And it’s pretty impressive. If you come out next time, we’d love to take you through and see everything. But we’re doing housing glass for both manufactured housing and residential housing. We’re doing certainly RV glass and now our RV door glass. If you’ve been around RVs lately, we’re putting glass on the front doors of the units to make it look nicer and adding some content there. But if you look in some of the commercial markets we’re building for there, you look at solar glass, refrigerator glass, and in grocery stores, we’re doing some of that. A lot of garage door glass. If you look at garage doors these days, both commercial and residential, you see a lot of glass in the garage doors versus just an older type door that you’d normally expect. And then we get to acrylic, they can do some thermoforming there. And we expect acrylic to be big on RVs. I mean, we’re going to certainly offer that as part of our mode on windows, which is second or third largest component in the RV business for our core products. So we’ll have acrylic for windows, which nobody else has here. And then we also will do acrylic skylights and things like that. You’re seeing a trend with our RV OEMs that continue to put more glass and acrylic around the units to just let more natural light in the units. It sells units. So that’s where we’re at today. More of an update next quarter.

<Q – Dan Moore – CJS Securities, Inc.>: Very good. Okay. I’ll jump back if I have any follow-ups. Thank you.

<A – Jason Lippert – LCI Industries>: Sure. Thanks, Dan.

Operator: Our next question comes from Mike Swartz with Truist Securities. Mike, please go ahead.

<Q – Mike Swartz – Truist Securities, Inc.>: Hey, good morning. Just first question, maybe, Lillian, on the towable content down 17% in the quarter. I think you provided some of the moving pieces there, but can we just go through how much of that was M&A versus pricing versus organic growth?

<A – Lillian Etzkorn – LCI Industries>: Yeah, I’d say the key elements to break out there, Mike, I mentioned that in terms of the index pricing, the giveback that was in the mid-teens as a percentage basis. The organic growth was at about 5.4%. And then if you look to net and I think Jason cited this in his commentary, the overall growth, which would have included acquisitions as well was sitting at about 8.5%. So really, the biggest headwind that we’ve been experiencing and this has been consistent as we’ve moved through the quarters in 2023 has been the index pricing giveback. That’ll begin to mitigate as we move through 2024. We’ll still have a little bit of a headwind in Q1. But as we move through the quarters, consistent with what we’ve talked about before, we expect that to mitigate and you’ll really see more of the full impact of the organic benefit of our growth, that 3% to 5% that Jason was just citing.

<Q – Mike Swartz – Truist Securities, Inc.>: Got you. That’s helpful. Thank you. And then just on the gross margin in the fourth quarter, maybe if we compare it to the third quarter, I guess what were the puts and takes there? It was down about 300 basis points. But assume that mix towards aftermarket was a positive. But what are some of the negatives that you encountered in the quarter?

<A – Lillian Etzkorn – LCI Industries>: Yeah, I’d say the biggest impact, frankly, is the volume and the headwind that that had on us. Mix was a little bit. But by far, it was just decrease in the sales volume.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay. Perfect. And then I know in the past you’ve kind of provided us some guide rails around EBIT margin. And I think you said in the first quarter on a year-over-year basis, it should be a little better. But I guess any way to think about that on a full year basis for 2024 and maybe how that plays out as the year progresses?

<A – Lillian Etzkorn – LCI Industries>: Yeah. So we’ve talked before that we’d expect the margins to be kind of in the, call it, the mid-single-digits. And really that’s where we probably are going to see ourselves this year as we progress through 2024 with the quarters. There’ll be some – a little bit higher quarters depending on the volume that’s flowing through and a little bit lower quarters depending on seasonality. But net-net kind of that mid-single-digit for this year is probably a reasonable assumption.

<A – Jason Lippert – LCI Industries>: And Mike, going back to the other question too, we did call out warranty as well. If you look at sales, like Lillian said, significantly depressed compared the last couple of years and we had significant amount of units built over COVID, just the volume of it and that starts to show up a couple of years after these units start getting sold. So that will eventually retract.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay. Great. Thank you.

<A – Lillian Etzkorn – LCI Industries>: Thank you.

Operator: And next question comes from Craig Kennison with Baird. Please go ahead.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Yeah, thank you for taking my questions. Jason, I just wonder if you would characterize the competitive landscape today versus your long history with the company. There’s just a tremendous amount of investor concern about your share loss. And yet you talk about organic growth when you unpack some of your content per unit metric. So honestly, just trying to reconcile a lot of different information from different sources there. And wonder how you would characterize the competitive landscape and whether there are categories where you’re losing share.

<A – Jason Lippert – LCI Industries>: My favorite topic, Craig.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Me too.

<A – Jason Lippert – LCI Industries>: So yeah, I’ll categorize that. I mean, look, like I said, I’ve been in this business since we started our first RV product so 30 years. I watched a lot of competitors come and go. I’d put them into a couple different categories. Some we’ve beat and they’re gone. Some we’ve acquired and they’re part of our business now. And others are still around and we’re competing with them on a regular basis and we have, I’d say over the 30 years, what’s been consistent is not only that, but the fact that we just – competition is part of what we do. It’s part of the business. It’s part of any business. And you look at the new entrants now, if you look at the axle thing that people keep bringing up, the Airxcel thing people keep bringing up. We’ve had new competitors, I would say almost every year in the last 30 years. So I just keep pointing people to our track record and say, look at our track record. We won more battles than we’ve lost. We continue to use innovation to beat our competitors. We use our bundling and just our massive mode of products there to beat competitors. And then now we’ve got diversification strategy, which allows us to do some things that we couldn’t do 5 or 10 years ago. So I point to those things and look at if you’re pointing specifically to Airxcel, I’d say, look, we’re taking double-digit margin increases and market share against that business in the last two years. You look at this axle thing that’s popped up. Yeah, we’ve lost a little bit of axles on the Forest River side of our business, but axles in general is a small part of our business. And to boot, we’ve had – we won 1 million axles this year. So axles was like one of the biggest gainers in

2023 where we were almost flat year-over-year in our axle business. We don’t typically get that granular, but to kind of defend the whole competitive landscape thing, I have to point it out and just to say, look, when we’re down 50% in other RV products, we were flat in axles even though we lost a little bit of market share. So I did say we’re going to continue to compete. We’ll have new competitors next year and it doesn’t bother us.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Yeah, thanks for that, Jason. And then I just wonder if there’s a way to reconcile what you just talked about with what Lillian talked about, which was mid-single-digit margin. I know that’s below your long-term target and maybe what you’ve delivered in the past in terms of EBIT margin. So what is driving that margin pressure if the competitive landscape is within the realm of what you’ve experienced in the past?

<A – Jason Lippert – LCI Industries>: Yeah, no, I would say a couple of things. First, you look at the last three years, 2023, 2022, and 2021, our operating margin was just a little over 8%, $16 billion in total revenue. So you look at that and say, okay, over time, will they perform? I mean, yeah, we pick out one down cycle. We’ve had, I’d say 2.5% over the last 15 years. We had 2008. We had a little a little dip in 2018. And then we had had the latter part of 2022 and 2023. So yeah, in those years, we’re definitely going to see a pressure on margin. I think, maybe one difference from between now and 2008 is we have all these indexes in place where when there is extreme volatility and steel and aluminum pricing, there’s going to be some bigger swings in profitability, but it all evens out in the end because we’re going to get the price sooner or later. And it fell pretty significantly over the course of the last half of last year and Q4 and Q1, Q4 last year, Q1 this year is when we kind of see some of that headwind. We’re out of in Q2 because we’ve got some price increases coming on the steel side. But I would say, over time, I would expect the same kind of margin performance. And knowing that we’re going to have a down cycle every once in a while. Maybe on the steel side, we’re giving, I like to think we’re contributing to the lower ASPs right now because we’re one of the ones through the steel have given some pretty significant increases and we all know if ASP is lower, then we’re going to probably have a better chance of selling more RVs. So...

<A – Lillian Etzkorn – LCI Industries>: Craig, also on that, building on what Jason was just saying, I mean, while yes, we are seeing the RV industry recovery in 2024, we’re still not back at the historic levels in terms of wholesales and production. This business as we’ve stated before, this business really is and will be a double-digit margin business. I’d say once the overall industries, in plural, not just the RV but overall industries return back to what is more normalized. I think we’ve done the right actions in terms of flexing the business, streamlining where appropriate, and now it’s a matter of capitalizing on the recovery of the various industries that we perform. And to get back to those double-digit margins that we should be delivering and we will be delivering.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Great. Thank you.

<A – Jason Lippert – LCI Industries>: Was that helpful?

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Yeah. Thanks.

Operator: The next question comes from Bret Jordan with Jefferies. Please go ahead.

<Q – Patrick Buckley – Jefferies LLC>: Hey, good morning, guys. This is Patrick Buckley on for Bret. Thanks for taking our questions.

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Patrick Buckley – Jefferies LLC>: Could you talk a little bit more on the international side of the RV business and how that’s trending? How is that cycle over there compared to the US as of late?

<A – Jason Lippert – LCI Industries>: Yeah, great. We’ve been in the international side for about almost 10 years, almost a decade. And what we’ve learned is that it just moves slow, whether it’s going down or whether it’s going up. There’s just a little bit slower reaction time by the market, by the OEMs, the supply base, everything moves a little bit slower. So I’d say that, over time, you can plan on that. Just on the RV piece of it being more consistent, it’s never going to go. It never seems to go up substantially in big ways or down substantially in big ways. So it’s a more consistent part of our business. And right now, it feels pretty flattish. And I know there’s some talk that there’s some business down tick in some areas. But we’re still seeing opportunities with content gain and market share gains over there. So we expect it to be pretty flat.

<Q – Patrick Buckley – Jefferies LLC>: Got it. That’s helpful. And then on the marine side of things, how close is that to the bottom? Is it still accelerating down here or is it going to start to flatten out soon?

<A – Jason Lippert – LCI Industries>: Yeah, I think they’ve realized and you look at some of the other public company releases, I think that they realized that they need to really slow production and they’ve done that, started really tail end of last or early part of last half of last year. So we’ll see how quickly the dealers can get through product. But the products have never looked better. And I think that’s what helped sell boats. Certainly, there’s product moving out there. It hasn’t completely stopped on the retail side. But we’re kind of playing that same game that the RV OEMs and dealers played last year is like just wait for inventories to catch up and get to a reasonable level. And we’ll get back to business, but it doesn’t feel like it’s going to be as extensive or as long as what we saw on the RV side. So we’re hopeful that they can get that fixed this year.

<Q – Patrick Buckley – Jefferies LLC>: Got it. Very helpful. Thanks, guys.

<A – Jason Lippert – LCI Industries>: Yeah, thanks, Patrick.

Operator: The next question comes from Brandon Rollé with D.A. Davidson. Please go ahead.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Good morning. Thank you for taking my questions.

<A – Jason Lippert – LCI Industries>: Sure.

<Q – Brandon Rollé – D. A. Davidson & Co.>: First, just on the competitive landscape, you had talked about organic market share gains, keeping your market share. With increased competition, are those market share wins or your ability to protect the market share you have coming out of lower margin, maybe from people, more people bidding on products or just an overall push in the market to get pricing lower to the consumer?

<A – Jason Lippert – LCI Industries>: Yeah, I think in some cases, yes. In some cases, no. But I think that’s always the case, Brandon. I think that you can always make the argument that if there’s a lot of competition, a lot of pressure, that that definitely forces margins down in some cases. But I’d also say, look, a lot of the stuff we’re doing, you take our air conditioner we mentioned, for example, there’s not another product out there like it. So while we’re competing in the air conditioning space, we’ve got a product that nobody else has. It’s higher capacity, it’s quieter. And we can retain margins on anything that’s got IP or unique properties or unique features and benefits. So our ABS certainly there’s just nothing else out there really that is giving a competition. So we can hold margins on things like that, new suspension systems. But on some commoditized products for sure, you’re going to experience margin pressure and things like that. But I don’t think it’s really any more than what we’re typically used to. And that’s probably the main stories. We’re competing always and have for the last 30 years. It’s just a matter of – it just seems to be more on everybody’s radar now.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Okay. Thank you. And then just lastly, just going back to the fourth quarter, wholesale production was much stronger than I think you guys had forecasted for the quarter, earnings came in a little lighter than expected. What kind of gives you confidence in your ability to forecast margins moving forward, given it seems like throughout the second half of the year, maybe around the new model year, things got a little squirrely in terms of just accuracy with the forecast. Thank you.

<A – Lillian Etzkorn – LCI Industries>: Yeah, so to that, I mean, a couple of things to point out with the fourth quarter. So we were within that range. However, I’d say at the very low end on the RV side, Brandon, the biggest driver there was the marine drop off. I don’t think that was anticipated or expected for the industry itself to drop off so dramatically. And look, when we’re in a time of dramatic volatility in terms of industry expectations, production levels, frankly, it’s difficult to plan and it’s difficult to forecast in that manner. As we’re looking forward to 2024, when I think of the various markets that we’re in, I think we’re anticipating a little bit more stability from the RV side of the business, which is obviously a significant part of the business. Marine is going to be a challenge. We’re expecting that to be down this year. Again, it’s going to be driven by the industry. It’s not us driving it. We’ll need to flex and respond appropriately. So taking into account the macros and what we’re hearing from our customers and the dealers, we’re confident in what we’re putting forward. Again, the industry is always going to be a little bit of your wildcard in terms of what actually pulls through for production.

<A – Jason Lippert – LCI Industries>: And just to add to that, Brandon, I’d just say, the puts were – there was a little bit more warranty than normal, like I mentioned a little bit ago. That’ll normalize here when we get some volume.

Marine was the other big one that Lillian mentioned. But that’s less than, a little less than 10% of our total business. So that being off doesn’t impact us as much as you might think. And then our RV, like she said, we expect to continue to normalize. And aftermarket has been very steady. And as we keep talking, we expect the service and repair part of our business to continue to grow double-digits. We’re just doing more and more repair and service because we’ve got more and more OEM parts in the field as we’ve penetrated market share and OEM content over the last decade. Those units are all starting to come back and need repair on parts like awnings and axles and slide outs and leveling systems and all the different things that we build. So hopefully that’s helpful.

<Q – Brandon Rollé – D. A. Davidson & Co.>: It was. Thank you.

<A – Jason Lippert – LCI Industries>: Thanks.

Operator: Our final question comes from Tristan Thomas-Martin with BMO. Please go ahead.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Hey, good morning.

<A – Jason Lippert – LCI Industries>: Hey how you doing?

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Jason, I’m good. How are you?

<A – Jason Lippert – LCI Industries>: Okay.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Was there a significant delta between wholesale shipments and wholesale production in the fourth quarter?

<A – Jason Lippert – LCI Industries>: I know for the year there was. I don’t think – I’m not going to sit here and tell you what the number because I don’t know. But it doesn’t feel like there was. It might be a little more, a little less, but I don’t know. I don’t know. For the year, we said, like you can count on 35,000 to 45,000 units probably, if you’re expecting a difference this year to – last year to this year on a wholesale number of 325,000-ish.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Got it. And then trying to kind of square your – the RV, you kind of the industry productions in January relative to your sales guidance. I’m kind of getting content on the RV side is similar to what it was in 4Q, is that the right base to kind of use moving forward?

<A – Lillian Etzkorn – LCI Industries>: Yeah, that should be pretty consistent. I’m just trying to think as I’m thinking of it in a trailing 12-month manner, that should be overall pretty consistent.

<A – Jason Lippert – LCI Industries>: The only difference we noticed was a little bit of a mix shift in single axle trailers versus what’s historical. And of course, you’re out at the shows, you see all the entry level stuff. Bob Martin was on a podcast the other day and said something, in fact, that he noticed in the shows a lot of the entry level stuff’s moving. So we’re seeing a little bit of that trend. But I think it’s important to note the difference between mix shift in de-contenting while on a mix shift to lower units. We’re going to have a little bit less content there, but we don’t see the de-contenting of our products on units that would make any impact on our content number.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. Got it. And then I guess I’ll squeeze in one more. I think you got a market share content gains of 8.5%, how is that kind of calculated what’s behind that?

<A – Jason Lippert – LCI Industries>: Can you say that again, Tristan?

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Did you call out market share content gains of 8.5% I may have misheard you. I’m just curious kind of how you calculated that number.

<A – Lillian Etzkorn – LCI Industries>: Yeah. So what that was, the 8.5% that Jason quoted, it was the organic growth in our product on a trailing 12-month basis, plus the addition of acquisition content.

<A – Jason Lippert – LCI Industries>: So that’d be index, index pricing puts out of there.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay, okay. Got it. Thank you.

Operator: We have no further questions, so I’ll turn the call back over to Jason. Thank you.
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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Thanks, everybody, for joining. We’re really looking forward to next quarter. We’ll see you all then. Thanks. Bye-bye.

Operator: Thank you, everyone, for joining us today. This concludes our call and you may now disconnect your lines.
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Forward-Looking Statements

This audio event contains certain "forward-looking statements" with respect to the Company's financial condition, results of operations, profitability, margin growth, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this audio event that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to production levels, including normalization and timing, new business commitments and orders, as well as other factors, in 2024, future business prospects, growth, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, commodity prices, and industry trends, whenever they occur in this audio event are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this audio event, the impacts of future pandemics, geopolitical tensions, armed conflicts, or natural disasters on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this audio event are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.